Pricing Supplement No. 50  Dated September 5, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $13,000,000

CUSIP: 61687Y BR7

Trade Date: September 5, 1997

Settlement Date: October 6, 1997

Maturity Date:  October 5, 2007

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100.0%

Net Proceeds to Issuer: 99.95%

Interest Rate (per annum): For the period up to but excluding October 6, 1999 the interest rate on the Notes will be 3-month LIBOR + 0.50%. Intermediation calculations rounded to five decimal places; Coupon rounded to three decimal places. Thereafter, the Notes will bear interest at the rate of 8.00% per annum, unless the Notes are redeemed by the Company.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)*        (  )  Other:
     (  )  Prime Rate

* For the period up to but excluding October 6, 1999.   From and
including October 6, 1999, the interest rate on the Notes will be fixed at 8.00% unless redeemed by the Company

Interest Payment Date(s): For the period up to but excluding October 6, 1999, interest will be paid quarterly on January 6, April 6, July 6 and October 6 of each year, commencing January 6,
1998.   Thereafter, interest will be paid annually on October 6
of each year, commencing October 6, 2000, except that the final interest payment date on the Notes will be October 5, 2007 unless previously redeemed by the Company.

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
               (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
      (  )  Monthly  (   )  Quarterly
      ( X ) Other: For the period up to but excluding October 6,
            1999, interest will be paid quarterly on January 6, April 6, July 6 and October 6 of each year, commencing
            January 6, 1998. Thereafter, interest will be paid annually on October 6 of each year, commencing October
            6, 2000, except that the final interest payment on the Notes will be made on October 5, 2007 unless previously redeemed by the Company.
            (30/360 with no adjustment to period end date
             for calculation purposes.)

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
     ( X ) Quarterly, up to but excluding October 6, 1999
           (30/360 with no adjustment to period end date for
            calculation purposes)
     (  )  Semi-annually; the third Wednesday of:
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the Interest
Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: 6th of each January, April, July and October (whether or not a Business Day) commencing January 6, 1998 up through and including July 6, 1999; from and including October 6, 1999 the interest rate on the Notes will be fixed at 8.00% unless redeemed by the Company.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): +.50%         Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       ( X)  30/360 with no adjustment to period
                         end date for calculation purposes
                         (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                       (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $1,000,000 with $5,000 integral multiples thereafter.

Redemption:
(  )  The Notes may not be redeemed prior to stated maturity.
(X) The Notes may not be redeemed prior to October 6, 1999. The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on October 6, 1999 (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): October 6, 1999 (subject to Business
Day convention described in the Prospectus Supplement)

Initial Redemption Date:October 6, 1999 (subject to Business Day convention described in the Prospectus Supplement)
Initial Redemption Percentage: See above
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Repayment Date Prices: N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)   First Trust of New York, National
                               Association
                         (  )  Morgan Guaranty Trust Company of
                               New York


Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.